Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 11, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ennis, Inc. on Form 10-K for the year ended February 28, 2018.  We consent to the incorporation by reference of said reports in the Registration Statements of Ennis, Inc. on Form S-3 (File No. 333-120752), on Form S-4 (File No. 333-118786), and on Forms S-8 (File No. 333-58963, File No. 333-38100, File No. 333-44624, File No. 333‑119845 and File No. 333-175261).

/s/ GRANT THORNTON LLP

Dallas, Texas

May 11, 2018